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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            DELSOFT CONSULTING, INC.

                                       I.

     The name of the Corporation is DelSoft Consulting, Inc.

                                      II.

     The Corporation shall have authority to issue 100,000,000 shares of common stock with no par value (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

     Holders of the Common Stock are entitled to the entire voting power, all dividends declared and all assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of the Preferred Stock to such voting power, dividends and assets upon dissolution pursuant to applicable law and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

     The Board of Directors is hereby authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversions, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, Articles of Amendment setting forth any such designation, preferences, rights, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series.

     The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

     (a) The distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;
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     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

                                      III.

     Any action or actions of the shareholders may only be taken at a duly called annual or special meeting of shareholders.

                                      IV.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code (the "Code") or any successor law or laws. If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

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                                       V.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the directors consider pertinent.

                                      VI.

     The Corporation may, to the fullest extend permitted by the laws of the State of Georgia, as amended and in effect from time to time, indemnify its directors, officers, employees and agents and all other persons whom it may choose to indemnify.

                                      VII.

     The Bylaws of the Corporation may be adopted, amended or repealed by a majority vote of the entire Board of Directors of the Corporation.

                                     VIII.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

                                      IX.

     The street address and county of the Corporation's registered office shall be 400 Perimeter Center Terrace, Suite 900, County of DeKalb, City of Atlanta, Georgia 30346. The registered agent of the Corporation at the office shall be Jeffrey A. Rinde.

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     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated
Articles of Incorporation to be executed by its duly authorized officer on the 18th day of May 1998.



                                               DELSOFT CONSULTING, INC.



                                                /s/ Jeffrey A. Rinde
                                               --------------------
                                               Name: Jeffrey A. Rinde
                                               Title: CFO

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